EXHIBIT 99.1

Ceragenix Pharmaceuticals Appoints Dr. Donald Leung to its Scientific Advisory Board

DENVER, CO, February 21, 2006 — Ceragenix Pharmaceuticals, Inc. (“Ceragenix”), a biopharmaceutical company focused on infectious disease and dermatology, today announced that it has appointed Donald Leung, M.D., Ph.D., to its Scientific Advisory Board.

Donald Y. M. Leung is a Professor and Head of Pediatric Allergy-Immunology at The National Jewish Medical and Research Center in Denver, Colorado.  He is also the current Editor-in-Chief of The Journal of Allergy and Clinical Immunology; Associate Program Director of the University of Colorado Health Sciences General Clinical Research Center; and past Chairman of the American Academy of Allergy, Asthma and Immunology’s (“AAAAI”) Dermatologic Diseases Interest Section and their Atopic Dermatitis committee.  Dr. Leung currently serves on the Board of Directors of the AAAAI and, from 1997-2003, served on the Board of Directors of the American Board of Allergy and Immunology (ABAI).

“We are pleased and honored that Dr. Leung has agreed to advise Ceragenix on its drug discovery and development programs in infectious disease and dermatology,” stated Steven Porter, Chairman and Chief Executive Officer of Ceragenix.   “The addition of Dr. Leung to our distinguished group of SAB members will be a great benefit to Ceragenix, as we advance our development programs.”

Dr. Leung is the author of more than 600 publications, and has edited or co-edited 21 books. He is recognized for his work on immune mechanisms of atopic dermatitis, mechanisms of skin infection and corticosteroid resistant asthma.  Dr. Leung has delivered numerous lectures throughout the world, including several plenary lectureships at the AAAAI Annual Meeting.  Since April 2004, he has been the Principal Investigator of the NIH/NIAID sponsored Atopic Dermatitis Vaccinia Network (ADVN), Clinical Studies Consortium.

ADVN is a nationwide research group that seeks to reduce the risk of eczema vaccinatum (“EV”), a severe and potentially deadly complication of smallpox immunization.  EV occurs almost exclusively in people with a history of atopic dermatitis (“AD”), a chronic, itchy skin condition commonly referred to as eczema. While uncommon, EV can develop when AD patients are given the smallpox vaccine or come into close personal contact with people who recently received the vaccine.  If untreated, EV can kill one to six percent of those affected. In children younger than two years of age, EV has been estimated to kill up to 30 percent.  The smallpox vaccine is contraindicated in persons who have or who ever have had atopic dermatitis, an estimated 40 million persons in the United States.

As part of his research, Dr. Leung is studying the use of several of Ceragenix’s compounds (known as Ceragenins™) to reduce the risk of EV.  Dr. Leung has previously presented in vitro data showing that CSA-13 has potent virucidal effect on the vaccinia virus comparable to the naturally occurring cathelicidin LL-37, and animal studies are currently underway.  National Jewish Medical Center and Brigham Young University have filed a provisional patent application covering this application of the Ceragenin technology.  That patent application has been exclusively licensed to Ceragenix.

Dr. Leung joins the following members of Ceragenix’s scientific advisory board:

•                  Peter Elias, M.D., Professor of Dermatology at the University of California, San Francisco and Ceragenix’s Chief Scientific Officer

•                  Henry F. Chambers, M.D., Professor of Medicine, University of California, San Francisco and Chief, Division of Infectious Diseases, San Francisco General Hospital

•                  Tomas Ganz, Ph.D., M.D., Professor of Medicine and Pathology, and Director, Will Rogers Pulmonary Research Laboratory, David Geffen School of Medicine, University of California, Los Angeles

•                  Richard Gallo, M.D., Professor of Medicine and Pediatrics, and Chief of Division of Dermatology, University of California, School of Medicine

•                  Sean P. Gorman, Ph.D., Head of School and Chair in Pharmaceutical Microbiology, Queen’s University, Belfast, UK

About CERAGENIX

Ceragenix Pharmaceuticals, Inc. (OTCBB: CGXP) is a biopharmaceutical company that discovers, develops and commercializes novel anti-infective drugs based on its proprietary class of compounds, Ceragenins (or CSAs). Active against a broad range of gram positive and negative bacteria, these agents are being developed as anti-infective medical device coatings (Ceracides™) and as therapeutics for serious antibiotic-resistant organisms.

Ceragenix further owns exclusive rights to Barrier Repair Technology for the treatment of dermatological disorders including atopic dermatitis, neonatal skin disorders and others. Ceragenix’s patented Barrier Repair Technology, invented by Dr. Peter Elias and licensed from the University of California, is the platform for the development of two prescription topical creams—Epiceram(TM) and Neoceram(TM)—that form human-identical skin barriers. Defects in the skin’s barrier function play critical roles in the pathogenesis of skin diseases such as eczema, irritant contact dermatitis and other common skin disorders and may also be of importance in HIV related skin dermatoses. Ceragenix has submitted a 510K to the FDA seeking marketing clearance to commercialize this technology in 2006. For additional information on Ceragenix, please visit www.ceragenix.com.

Contacts:

Ceragenix

Steven S. Porter, 720-946-6440

Or Robert Stanislaro

Financial Dynamics

(212) 850-5657

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